Exhibit 23.1

Vellmer & Chang
Chartered Accountants *

505 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-687-3778
E-mail: info@vellmerchang.com
* denotes a firm of incorporated professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 25, 2007, with respect to the balance sheet of Anvil Forest Products, Inc. as at March 31, 2007 and the related statements of stockholders' equity, operations and cash flows for the period from August 11, 2006 (date of inception) to March 31, 2007, included in the filing of the registration Statement Form SB-2/A-1 (Amendment No. 1), dated October 25, 2007.

In addition, we consent to the reference to our firm under the caption "Experts" in the Registration Statement.

VELLMER & CHANG
Vancouver, British Columbia Canada October 25, 2007	Chartered Accountants